Exhibit 10.5

US$1,500,000,000

AMENDMENT NO. 3 TO THE

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 16, 2015

Among

ALENCO INC.,

as Borrower,

CITIGROUP GLOBAL MARKETS INC.

MIZUHO BANK, LTD.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BARCLAYS BANK PLC

JPMORGAN SECURITIES LLC

as Lead Arrangers,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Swing Line Bank,

MIZUHO BANK, LTD.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agents,

BARCLAYS BANK PLC

JPMORGAN CHASE BANK, N.A.

as Documentation Agents,

and

THE LENDERS PARTY HERETO,

AMENDMENT NO. 3 TO THE

CREDIT AGREEMENT

Dated as of July 16, 2015

AMENDMENT NO. 3 TO THE CREDIT AGREEMENT (this “Amendment”) among ALENCO INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders that are parties to the Credit Agreement referred to below (collectively, the “Lenders”) and CITIBANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)      The Borrower, the Lenders and the Administrative Agent have entered into a Second Amended and Restated Credit Agreement dated as of October 20, 2011, a letter amendment thereto dated as of June 15, 2012 and that certain Amendment No. 2 to the Credit Agreement, dated as of June 28, 2013 (such Credit Agreement, as so amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)      The Borrower, the Lenders and the Administrative Agent have agreed to further amend the Credit Agreement as hereinafter set forth.

AMENDMENTS:

Section 1.      Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a)      The following new definitions are added to Section 1.01 in appropriate alphabetical order:

  “Anti-Corruption Laws” means all laws, rules, and regulations of Sanctions Authorities that apply to the Borrower and its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

  “OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

  “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

  “Reference Bank Rate” means the arithmetic mean of the rates (rounded to four decimal places) supplied to the Administrative Agent at its request by no fewer than two Reference Banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-specific list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council or the Government of Canada.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or its Subsidiaries; provided that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, to the extent such sanctions or trade embargoes are not inconsistent with Applicable Law in Canada.

“Sanctions Authority” means any of: (i) the federal government of Canada; (ii) the federal government of the United States of America; (iii) the United Nations Security Council; or (iv) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

(b)      The definition of “Applicable Margin” in Section 1.01 is hereby amended by replacing the grid included in such definition with the following:

Rating Level (S&P/Moody’s)	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances and Applicable Fee Rate for Letters of Credit	Applicable Percentage
A / A2 or higher	0.0 bps	80.0 bps	16.0 bps
A- / A3	0.0 bps	100.0 bps	20.0 bps
BBB+ / Baal	20.0 bps	120.0 bps	24.0 bps
BBB / Baa2	45.0 bps	145.0 bps	29.0 bps
BBB- / Baa3	70.0 bps	170.0 bps	34.0 bps
lower than BBB- /lower than Baa3, or unrated by both agencies	125.0 bps	225.0 bps	45.0 bps

(c)      Clause (c) of the definition of “Base Rate” in Section 1.01 is amended in full to read as follows:

(c)      the ICE Benchmark Administration Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that, if the One Month LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(d)      The definition of “LIBO Rate” in Section 1.01 is amended in full to read as follows:

“LIBO Rate” means, for any Interest Period, (i) the rate of interest per annum, calculated on the basis of a year of 360 days, appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, or (ii) if the rate in clause (i) above does not appear on such page or service or if such page or service is not available, the rate of interest per annum determined by the Administrative Agent to be the offered rate for deposits in the applicable currency with a term equivalent to such Interest Period on such other page or other service which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate), or (iii) if the rates in clauses (i) and (ii) are not available, the Reference Bank Rate for such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(e)      The definition of “Reference Banks” in Section 1.01 is amended in full to read as follows:

“Reference Banks” means Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, JPMorgan and up to two other Lenders as shall be agreed from time to time by the Borrower and each of the Lenders.

(f)      The definition of “Termination Date” in Section 1.01 is amended in full to read as follows:

“Termination Date” means July 16, 2020, or, if extended pursuant to Section 8.11, the Extended Termination Date or, in any case, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

(g)      Section 2.09(b) is hereby amended in full to read as follows:

If, with respect to any Eurodollar Rate Advances, (x) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (y) the Administrative Agent is unable to determine the LIBO Rate under clauses (i), (ii) or (iii) of the definition thereof, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(h)      Section 2.19 is hereby amended by deleting the amount “$400,000,000” in clause (a)(ii) thereof and replacing it with “$500,000,000”.

(i)      Section 4.01(k) is to be amended in full to read as follows:

(i)      None of the Borrower or any of its Material Subsidiaries that is a Material Guarantor Subsidiary is a Sanctioned Person or permanently located, organized or ordinarily resident in a Sanctioned Country;

(ii)      No part of the proceeds of an Advance will be knowingly (as determined at the date of such Advance) used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person known by the Borrower to be in violation of any Anti–Corruption Laws, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect, (B) for the purpose of funding, financing or facilitating any activities or, business or transaction of or with any Person known to the Borrower to be a Sanctioned Person, or in any country known to the Borrower to be a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Material Subsidiaries that is a Material Guarantor Subsidiary, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect; and

(iii)     Where used in this Section 4.01(k), references to “knowingly” or “known” means the actual knowledge of the President or Treasurer of the Borrower.

(j) Section 5.01 is hereby amended by adding to the end thereof a new clause (j) that reads as follows:

(j) Anti-Corruption Laws and Sanctions. The Borrower shall maintain in effect and enforce procedures to ensure compliance by the Borrower with its representation and warranty in Section 4.01(k) in respect of any requested Advance.

(k)      Section 8.08 is amended by adding to the end thereof a new paragraph to read as follows:

The Administrative Agent agrees (i) to keep confidential the rates to be used in the calculation of the Reference Bank Rate supplied by each Reference Bank pursuant to or in connection with this Agreement and (ii) that it has developed procedures to ensure that such rates are not submitted by the Reference Banks to, or shared with, any individual who is formally designated as being involved in the ICE Benchmark Administration LIBOR submission process; provided that such rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates, and, if such rates are so shared, the Borrower agrees to keep such information confidential (and, if shared with any third parties described above, such third parties shall also agree to keep such information confidential).

(l)      Schedule I is amended in full to read as set forth on Schedule A to this Amendment.

Section 2. Waiver; Assignment. The requirements of Section 2.17(b) and Section 8.11 of the Credit Agreement are, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 below, hereby waived to the extent that such Sections require prior notice or execution and delivery of an assignment agreement to effect an assignment by any Lender that does not agree to extend its Commitment as set forth in this Amendment. Accordingly, after giving effect to this Amendment, only those Lenders listed on Schedule A to this Amendment shall have any Commitment or be considered Lenders under the Credit Agreement, in such amounts as set forth on Schedule A.

For an agreed consideration, each Assignor (as defined below) hereby irrevocably sells and assigns to the Increasing Lenders (as defined below), and each Increasing Lender hereby irrevocably purchases and assumes from each Assignor, subject to and in accordance with this Amendment and the Credit Agreement, as of July 16, 2015 the Assigned Interests (as defined below). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Amendment, without representation or warranty by any Assignor.

Each Lender whose Revolving Credit Commitment is reduced or terminated by giving effect to this Amendment (each, an “Assignor”): (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest (as defined below), (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Each Lender whose Revolving Credit Commitment is increased (or created) by giving effect to this Amendment, whether by assignment of an Assigned Interest or otherwise (each, an “Increasing Lender”): (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and becomes a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by its Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire its Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to purchase its Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to assume its Assigned Interest and (vii) attached hereto (or otherwise delivered to the Administrative Agent prior to the date hereof) is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, if any, duly completed and executed by such Increasing Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

“Assigned Interest” means (i) all of the respective Assignors’ rights and obligations in their respective capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Revolving Credit Commitments of the respective Assignors to the extent being assigned under this Agreement and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Lenders) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.

Section 3.      Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, (a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower and all of the Lenders listed on Schedule A hereto and the consent attached hereto executed by the Guarantor, (b) the Borrower shall have paid to the Administrative Agent, for the benefit of the Lenders, all fees then due and payable and (c) and the Administrative Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent:

(a)      Certified copies of the resolutions of the board of directors (or persons performing similar functions) of the Borrower approving transactions of the type contemplated by this Amendment.

(b)      An opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Borrower, in substantially the form of Exhibit D-2 to the Credit Agreement or otherwise in a form reasonably satisfactory to the Administrative Agent.

(c)      A certificate signed by a duly authorized officer of the Borrower stating that:

(i)      the representations and warranties contained in Section 4 are correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, on and as of the date of such certificate as though made on and as of such date; and

(ii)      no event has occurred and is continuing that constitutes a Default.

Section 4.      Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)      The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)      The execution, delivery and performance by the Borrower of this Amendment, the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Borrower of this Amendment or the Credit Agreement.

(d)      This Amendment has been duly executed and delivered by the Borrower. This Amendment and the Credit Agreement are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and to the power of courts to stay proceedings for the execution of judgments.

(e)      There is no action, suit, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of this Amendment, the Credit Agreement or the consummation of the transactions contemplated hereby and thereby.

(f)      Since December 31, 2014, there has been no Material Adverse Change.

Section 5.      Reference to and Effect on the Loan Documents.

(a)      On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. This Amendment shall constitute a Loan Document.

(b)      The Credit Agreement and each of the other Loan Documents as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)      The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

Section 6.      Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of an originally executed counterpart of this Amendment.

Section 7.      Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALENCO INC.

By:	/s/ Sherri A. Brillon
Sherri A. Brillon
President

By:	/s/ Corey D. Code
Corey D. Code Treasurer

Agreed as of the date first above written:

CITIBANK, N.A., as Administrative Agent, Swing Line Bank, Issuing Bank and a Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Debra Hreljia
Name: Debra Hreljia
Title: Vice President

MIZUHO BANK, LTD.

By:	/s/ Brad C. Crilly
Name: Brad C. Crilly
Title: Senior Vice-President

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Vice President

CREDIT SUISSE AG, TORONTO BRANCH

By:	/s/ Chris Gage /s/ Nicholas Lam
Name: Chris Gage Nicholas Lam
Title: Authorized Signatory Assistant Vice President

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Juliette Cohen
Name: Juliette Cohen
Title: Managing Director

By:	/s/ Lucie Campos Caresmel
Name: Lucie Campos Caresmel
Title: DIRECTOR

BANK OF AMERICA, N.A.

By:	/s/ James K.G. Campbell
Name: James K.G. Campbell
Title: DIRECTOR

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey Cobb
Name: Jeffrey Cobb
Title: Vice President

EXPORT DEVELOPMENT CANADA

By:	/s/ Christopher Wilson
Name: Christopher Wilson
Title: Financing Manager

By:	/s/ Luisa Rebolledo
Name: Luisa Rebolledo
Title: Senior Financing Manager

BANK OF MONTREAL

By:	/s/ Yacouba Kane
Name: Yacouba Kane
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joelle Chatwin
Name: Joelle Chatwin
Title: Executive Director

By:	/s/ Randy Geislinger
Name: Randy Geislinger
Title: Executive Director

ROYAL BANK OF CANADA

By:	/s/ Sonia G. Tibbatts
Name: Sonia G. Tibbatts
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA

By:	/s/ Albert Kwan
Name: Albert Kwan
Title: Director

By:	/s/ Michael Linder
Name: Michael Linder
Title: Director

TORONTO-DOMINION (TEXAS) LLC

By:	/s/ Savo Bozic
Name: Savo Bozic
Title: Authorized Signatory

Agreed, and executed solely in its capacity as an Assignor under Section 2 of the foregoing Amendment:

BNP PARIBAS

By:	/s/ Angela B. Arnold
Name: Angela B. Arnold
Title: Managing Director

By:
Name: [Illegible]
Title: [Illegible]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

DNB BANK ASA, GRAND CAYMAN BRANCH

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

By:	/s/ Anders Platou
Name: Anders Platou
Title: Senior Vice President

SCHEDULE A to Amendment

SCHEDULE I

COMMITMENTS

Name of Lender	Revolving Credit Commitment	Letter of Credit Sub-Commitment	Swing Line Sub-Commitment
Citibank, N.A.	$170,000,000	$25,000,000	$25,000,000
Barclays Bank PLC	$170,000,000
JPMorgan Chase Bank, N.A.	$170,000,000
Mizuho Bank, Ltd.	$170,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$170,000,000
Credit Suisse AG, Toronto Branch	$120,000,000
Credit Agricole Corporate & Investment Bank	$115,000,000
Bank of America, N.A.	$70,000,000
Goldman Sachs Lending Partners LLC	$70,000,000
Sumitomo Mitsui Banking Corporation	$70,000,000
Wells Fargo Bank, National Association	$70,000,000
Export Development Canada	$60,000,000
Bank of Montreal, Chicago Branch	$15,000,000
Canadian Imperial Bank of Commerce	$15,000,000
Royal Bank of Canada	$15,000,000
The Bank of Nova Scotia	$15,000,000
Toronto-Dominion (Texas) LLC	$15,000,000
Total of Commitments:	$1,500,000,000	$25,000,000	$25,000,000

CONSENT

Dated as of July 16, 2015

The undersigned, ENCANA CORPORATION, a corporation, as Guarantor under the Second Amended and Restated Guaranty dated as of October 20, 2011 (the “Guaranty”) in favor of the Administrative Agent, the Lenders and the Issuing Banks referred to in the Second Amended and Restated Credit Agreement dated as of October 20, 2011, a letter amendment thereto dated as of June 15, 2012 and that certain Amendment No. 2 to the Credit Agreement, dated as of June 28, 2013 (such Credit Agreement, as so amended, the “Credit Agreement”) hereby consents to Amendment No. 3 to the Credit Agreement dated as of July 16, 2015, among Alenco Inc., as Borrower, and the Lenders and Administrative Agent, as defined therein (the “Amendment”), and hereby confirms and agrees that notwithstanding the effectiveness of such Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Guaranty to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by such Amendment.

ENCANA CORPORATION

By:	/s/ Sherri A. Brillon
Sherri A. Brillon
Executive Vice-President & Chief Financial Officer

By:	/s/ Corey D. Code
Corey D. Code Vice-President, Strategy & Treasurer